Exhibit 99.1

Bill Callihan:	Thank you. And thank you all for joining us on what I know has been a busy week for all of you.

I’m joined this morning (unintelligible) Chairman and Chief Executive, Jim Rohr, PNC’s President, Joe Guyaux, and PNC’s Chief Financial Officer, Bill Demchak.

Before I turn it over to Jim, let me remind you that the following comments contain forward-looking statements. Actual results could differ, possibly materially, due to a variety of factors, including those described in these statements, in today’s release and accompanying slides, and in our 2003 Form 10-K and other SEC reports. These statements speak only as of July 16, 2004, and PNC undertakes no obligation to update them.

The following statements may include a discussion of non-GAAP financial measures, which, to the extent not qualified by the conference call, is qualified by GAAP reconciliation information that will be made available on PNC’s website under the “For Investors” section.

We’ll be happy to take your questions after the presentation. And now I’d like to turn it over to Jim Rohr.

Jim Rohr:	Thank you, Bill. And thank you for joining us today. We really appreciate it.

This is an important day for PNC, and we’re happy to talk to you about why we’re so excited about partnering with Riggs, one of Washington’s oldest and most historic banks. As we continue to grow our PNC franchise, the expansion we’ve announced today will serve as an excellent additional platform on which we will build the future of PNC.

Now if we can turn to Slide 3 in the slide package online, we think this acquisition gives us truly a unique opportunity for growth. The Washington metropolitan region is one of the most appealing, if not the most appealing, market in the entire nation. It’s the fifth largest MSA in terms of wealth. It’s projected to grow at a pace far exceeding the national average. It has one of the lowest unemployment rates in the nation, and it indicates that the area over the years has been relatively resistant to recessions. And it’s number one in terms of both medium and average household income levels. So this acquisition gives PNC a market-leading entry point to an extremely attractive set of business opportunities.

This transaction is a clear strategic win for us. Riggs is a core deposit bank with outstanding credit quality, a growing high net worth client base, and a substantial opportunity in small business and university banking. And we anticipate the combination will generate an IRR exceeding 16%.

Now I should pause here to note that the Riggs that we will acquire when we close next year will not be the same as the Riggs of today. Prior to closing, Riggs will embark on a divestiture of its international businesses and most of its embassy business. We expect – and I would say that Riggs has not made any money in those businesses that we know of as well – we expect that Riggs will be in compliance with the terms of recent consent decrees. And what will be left will be a very high quality banking franchise that will serve as an excellent platform for PNC’s growth.

Now we plan to use that platform to our full advantage. We will bring a much broader array of financial products and services to this market through this franchise and will manage the combined entity through our customary discipline around corporate governance, expenses, risk, and balance sheet.

Now we’ve already identified a run rate expense savings of $82 million, which is before we begin the substantial investment we intend to make to expand the Riggs franchise. And that’s a significant investment. We intend to continue with Riggs’s plan to open an additional 30 branches, primarily in Virginia and Maryland. We will add small business bankers, treasury management expertise, capital markets professionals, and wealth managers to build out the product set.

As you know, we’ve been very successful recently in expanding in high growth markets. Through our acquisition of United National last year, we greatly expanded our presence in New Jersey, and we’ve continued to build there with new in-store and stand-alone branches opening regularly. In fact, since that transaction closed in January, we’ve added nine branches in New Jersey, and we’re very pleased with our success.

The success that we’ve had with United and other acquisitions demonstrates that we have the ability to integrate an acquisition without losing our focus. The transaction we announced today gives us a big presence in another high growth market. As we’ve thought about the opportunities to enter new geographic areas, we’ve looked to areas contiguous to our footprint and found this D.C. area to provide the most compelling opportunity.

With Riggs we’re coming in with a big head start. We’ll be number one in deposit share. And as we build out our presence, we believe we’ll have more ATMs in the region than anyone else. And, of course, we already compete in the Washington region in the processing, asset management, and real estate business and will be building upon those presences.

Our entry into the area comprising Washington, Northern Virginia, and Maryland will help strengthen PNC’s wealth and growth profile as it opens lots of doors. The wealth in this region obviously presents great opportunities for PNC Advisors and BlackRock, and we’ll have big opportunities to build upon our commercial real estate expertise, our business banking franchise, and on Riggs’s strengths in banking the U.S. government entities and not-for-profits.

In the retail space, we see tremendous potential in our university and workplace banking products. And we think our treasury management products will be very appealing to U.S. government entities.

Riggs already has plans in place – I’m on Slide 6 right now in your online package – Riggs already has plans in place to extend its presence in the area’s most attractive communities. And we will ensure that that expansion is executed effectively. We intend to open 30 new branches in the region over the next three years, with a strong focus on the most demographically appealing areas in Virginia and Maryland. And as I said, we’ll bring the rest of our market-leading products to these markets. Combined with the 50 existing Riggs branches, these new branches will give us a far-reaching presence across this valuable region.

Moving on to Slide 7, I should note that we’re very confident that we can export our banking model to new markets. Why do we believe that? First, we’ve built a leading franchise with sustained growth in checking accounts, deposits, and online banking penetration.

Second, we’ve found new avenues through which to acquire new customers, like university banking, workplace banking, and Chairman’s Challenge. And we’ve retained those customers extremely well, with a consumer retention rate of 95%.

Last, this all leads to great opportunities to increase our relationships with existing customers, as shown by the growth in fee-based products, home equity sales, and online penetration. And this powerful franchise is portable, as we’ve demonstrated earlier this year with United.

Moving to Slide 8, let me give you some specifics on the transaction. We’re paying $24.25 per Riggs share, which, based on our closing price on July 14th, implies a total transaction value of $779 million, including the cash out of options. We’re paying 55% in stock and 45% in cash. And we expect the deal to close during the first quarter of 2005.

We think we’ve paid a fair price for entry into this market, and we’re taking a long-term view here. And as I mentioned before, the internal rate of return exceeds 16%, which is clearly above the returns of buying back stock. The deal is modestly dilutive to earnings per share for the first two years because we will make substantial investments to build out the franchise and because we believe in the long-term opportunities in the area that are extremely compelling.

Now let me conclude by addressing the topics of the Riggs regulatory issues. The most important point to note here is that these issues are being addressed before closing. And we are confident that most of the bank regulatory issues will be resolved by that time. As Riggs divests or exits certain businesses and as we work in close partnership with the regulators, we expect the problems to be removed.

Of course, we’ve done extensive due diligence with our own resources and outside counsel. And additionally, we’ve discussed Riggs and this transaction with the regulators.

Now once we get through these issues and close the transaction, we will implement very active processes to ensure that such troubles don’t recur. And while we don’t expect further issues to surface, we do have contractual protections, including a material adverse change clause and an absence of material regulatory burdens clause, in the merger agreement. And we have provided for legal and compliance costs in our assessments of one-time costs.

Now let me turn it over to Joe Guyaux, our President, who will oversee the integration of Riggs. Joe?

Joe Guyaux:	Thanks, Jim.

Turning to Slide 10, let me reiterate what Jim said. We are excited about this opportunity,

and we’re going to hit the ground running on the integration. In fact, we have a plan underway, and we’ll be in Washington beginning this week to begin the process.

Our goal is to close, merge, and convert during the first quarter of next year. And our confidence is very high. The plan we have in place draws from our successful integration experience with United.

Earlier this year, we converted United over to PNC, and that entire integration has gone extremely well. The technology conversion, which is critical, has been very smooth and seamless, both internally and externally. We exceeded our stated goals for cost savings. And more importantly, with a little more than two quarters as a combined company, we’re seeing the improvement in sales results and other synergies on the revenue side running ahead of our expectation.

We’ll put a very similar team to work on the Riggs integration, which makes sense because, if you think about this, by the time we close, Riggs will look a lot like United. It will be a similar size, around $3 billion. It will have a similar number of branches, around 50. It sits in a similar affluent, high-growth market. In short, we believe we know how to do this and how to make it successful. I will oversee the integration process and have already identified the people on the PNC side that we need to make this integration successful, and we’ll be working with Riggs in the days ahead.

Most importantly, turning to Slide 11, this acquisition is all about growth for PNC. Let me mention a few of the initiatives to build revenue in the Washington marketplace that underscore our excitement.

First off, this is a marketplace that we need to continue to invest in. And we do plan to open 30 additional branches, with a focus on the most appealing areas within the region. We’re also going to focus on opportunities such as small business and middle market relationships by bringing the full range of PNC products to existing Riggs customers and new customers. I might also add that these areas were not areas of focus for the current Riggs.

We plan to build on our shared expertise in commercial real estate and not-for-profit banking. And we intend to take full advantage of the affluent market with PNC’s wealth management capabilities.

This will require that in addition to the people there that we add more people. And simply speaking, from the people that interface with the customers, we expect to add over 100 customers/salespeople. These will be brokers, private bankers, corporate bankers, and business bankers. And this would be in addition to the people that we’d be adding to staff the branch build-out.

So in short, we really do believe that we’ve built our growth opportunities around our experience in markets where we compete with similar competition. Our growth rates will reflect the success that we’ve had in the New Jersey market, so as an example, loan growth of 10 to 12%, deposit growth of 11 to 13%, all things that we’ve already proven in the similar markets such as New Jersey. So our confidence and excitement is high, and we look forward to the days ahead.

At this point, I’ll turn it over to Bill Demchak, our CFO, to talk to you in greater detail about the transaction. Bill?

Bill Demchak:	Thanks, Joe. And I’m on Slide 12.

First, let me reiterate that we think this is a unique deal, and it’s a deal in which we’ve bought an option on one of the best markets in the world. We’re absolutely thrilled to be there.

But let me start, before going through the actual numbers, on what it is we’re actually buying. And on the left, if you look at this page, you see the existing Riggs with $6.2 billion in assets, $4.1 billion in deposits, and $6.7 billion in assets under management. On the right, there’s a better picture of what’s going to be there when we close early next year.

Divestitures of the international businesses and most of the embassy business affect all the numbers. What we’re going to end up with is about $2.8 billion in loans, $5.6 billion in total assets, and $3 billion each in deposits and assets under management.

If you go to [Slide] 13, you’ll see we clearly expect to realize substantial cost savings. We think we can save 34% on Riggs’s 2004 noninterest expense. And you can see that we expect total cost saves of $32 million in ’05 and $46 million in ’06. And before the additional expenditures that are necessary to expand the business, we’d save $52 million in ’05 and $82 million in ’06.

Now we anticipate one-time expense associated with the deal of about $52 million. And in that number, we’re including customer communication expenses, employee retention and recruiting, training, technology conversion. There’s an adjustment to deferred state taxes, and there’s various other fees in the number. There’s details of this charge in the Appendix of this slide presentation.

If you jump to [Slide] 14, we’ll go through how we think the transaction will impact our earnings. And I should note – I’ll note up front that the figures include certain reasonable assumptions regarding revenue synergies. If you think about the state of play in Riggs today and the fact that we’re investing in it, it’s not an unreasonable thing to put revenue synergies into that franchise. I should also note that the transaction will result at closing an additional $500 million to $600 million of goodwill on our books.

Now after the expansion that we’ve planned – and again, I think Jim mentioned this – keep in mind that much of the expansion has already been planned by Riggs. The 30-branch build-out has been planned and site locations have been done. And in fact, a few of those have already been opened. With this, we expect to see net income from the Riggs region ramping up quickly for PNC.

If you jump to [Slide] 15 on the EPS impact, you’ll see we’re using the existing First Call mean estimate for our earnings in our pro forma assumptions of the impact from Riggs. The bottom line is that it’s 11 cents dilutive to EPS in ’05, 5 cents dilutive in ’06, and it’s accretive in ’07, so out three years before it’s accretive. But also, you’ve got to remember that we’re investing heavily in this franchise, and we’re investing for the longer-term return.

And we’re motivated to do this deal by our long-term view. We expect the Washington area market to be extremely lucrative for decades to come. And we think we’ve found an extremely effective way to enter the market and, by doing so, to grow our company.

If you go to [Slide] 16, I’ll take you through the IRR calculation. And I know it’s perhaps a bit unusual to show this level of detail, but I thought it’d be useful to go through step by step.

The cash income numbers, as I said before, assume some reasonable synergies. And these numbers assume a successful build-out of the franchise. And we’ve used conservative ratios to compute the IRR of the deal. We used a 12 times multiple and a 12% discount rate, which I guess is consistent with some of the presentations we’ve seen in recent other bank deals. And we get to an IRR of 16.4%.

If you jump to [Slide] 17, we look at the deal compared to other deals. Clearly it’s in line with what we’ve seen recently in the market. We’ve defined market extension transactions as deals that expanded the geographic footprint of the buyer, including the Bank One/Morgan deal, the B of A/Fleet, and Wachovia/SouthTrust deals. You can see that we’re paying a low premium to deposits, to book value, tangible. And in the end, we think we’ve paid a fair price here.

With that, I’ll turn it back over to Jim for some closing thoughts before questions.

Jim Rohr:	Thank you, Bill.

I’d just like to reiterate how excited we are to have the opportunity to build on the Riggs platform. We think this is a great deal for us. And we’re ready to begin to integrate it right now.

Riggs give us a strong foundation in one of the most appealing markets in the entire nation. And we intend to become a top-of-market presence across our businesses in the Washington metropolitan area. We bring a broad range of products to this area, and we’ll expand aggressively to make sure it works.

Now on another topic, in the release announcing this transaction we indicated we expect to report earnings of $304 million or $1.07 per share for the second quarter of 2004. These again are above the analysts’ estimates. These strong results were driven by improvements in noninterest income and lower credit costs. We’ll give you more details next Wednesday, when we release the earnings in detail. But until then, we’re not going to answer questions regarding earnings on this call. We’d like to focus on the acquisition.

Now we will be more than happy to answer questions at this point.

Operator, could you give our participants the instructions please?

Operator:	Yes, sir. At this time, I would like to remind everyone, in order to ask a question please press Star 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

Your first question comes from Nancy Bush of NAB Research LLC.

Jim Rohr:	Good morning, Nancy.

Nancy Bush:	Could you just kind of enlighten us on the state of the Riggs branch system as it stands right now? I mean, I don’t have a firm idea. And I don’t think anybody thinks of this company in terms of branch banking or retail banking. I mean, what are you going to have to add sort of immediately to get it up to PNC’s speed?

Bill Callihan:	Joe, would you like to answer that?

Joe Guyaux:	Yes. Nancy, the majority of their branches are in the Washington, D.C. area, where they enjoy a number one share. They’ve begun probably a more aggressive expansion recently into Northern Virginia in the Arlington area and also into Southern Maryland. The additional branches that are planned are primarily in those two areas.

The other thing is they had brought a team in, if you will, maybe two or three years ago to really focus on the retail space. So we’ve gone out and looked at their branches, reviewed their strategy. They’ve become a much more aggressive advertiser in the marketplace. They’ve redesigned branches – very competitive on, I would say, the core banking products, like checking accounts, so on and so forth.

I think the work that we’re going to have to do is we’re a much more, I think, proactive sales and marketing company than Riggs is today. So that transition will have to take place. But more importantly, we think we’ll get a lot of lift just by bringing all the products that we have into the existing structure. You know, business banking is a huge opportunity. They’ve not been very active in that space in the retail side. So we’re very confident that those are the opportunities and the areas for growth.

I don’t know if that answers your question. If you have a follow-up, I’ll take it.

Nancy Bush:	Well, actually, I have a follow-up for Bill Demchak. Bill, will this impact your asset sensitivity position at all? I mean, you were quite asset sensitive and really looking forward to higher rates. Does this impact that?

Bill Demchak:	No. Their portfolio was substantially similar to ours. They were a little less asset sensitive. But it’s such a small amount relative to the balance sheet, we’re basically the same as we were.

Nancy Bush:	Great. Thank you very much.

Bill Callihan:	Thank you. Next question please?

Operator:	Thank you. Your next question comes from John McDonald of Bank of America Securities.

John McDonald:	Hi, good morning.

Jim Rohr:	Hello, John.

John McDonald:	Hi. The deal price looks reasonable as a multiple of deposits and also book value. It’s a bit tougher to calculate the purchase price on a P/E basis. I’m getting like a 35 times: (a) does that sound reasonable; and (b) is Riggs under-earning relative to its deposits and assets in your view, because of the regulatory process or just lack of a full product set? Could you give us some color on that?

Jim Rohr:	I think, if you go back in history, Riggs has not been a particularly good earning bank. And the overhead ratio that they’ve had in place has been remarkable. And one of the reasons – remarkably high, I might add – one of the reasons is the international, the embassy-oriented businesses, which basically were breakeven or less, which was the growth part of the company where they really focused on that part of the business. It obviously brought a great deal of risk with it, a great deal of expense, and no profit. And I think, obviously, they did not invest in the most profitable part of the franchise, which is exactly what we’re trying to do here is to not invest in the international and embassy business, which we expect to go away, and invest in a business that should be thriving in a market like that.

Bill Demchak:	I think, John, what I’d add to that is, if you look at the premium to deposits and the price to book, and so forth, what you see is an under-earning franchise. And one of the reasons you see sort of the three-year build-out in our EPS before this is accretive is we’ve got to turn that machine on. There clearly is a lot more that we can get out of that existing franchise even if we just even it up to what PNC would do with a similar set of numbers than what they’ve been able to do historically. And that’s part of this build and grow process and part of the reason you see the delay in the accretion.

John McDonald:	Okay. Any easy examples of the revenue synergies that you’ve put in there that you could give us, Bill?

Jim Rohr:	Let me – I’ll give you three, because during the due diligence process we found that we were very pleased when we saw what they did with their branches because of the comments that Joe made about investing in just the last couple of years. They have Starbucks in a number of their branches, which have been very successful, and other kinds of things.

But if you think of Washington, D.C., there’s not a lot of major corporations right downtown, but there’s thousands of small businesses, and law firms and lobbyists – they don’t have a small business banking product at all. So if you wanted to bank with that branch, it was really a personal banking or consumer banking activity.

If you think of home equity loans on the consumer side, where you’ve had a dramatic uptick in real estate prices in that region, and they didn’t have a home equity product to speak of or an aggressive one.

And the relationship they have with the federal government, where they have a contract to manage basically the inflows and outflows of the federal government, they didn’t have any treasury management products to hang on the side of that – to really leverage it. We have those. They have no brokerage accounts in the branches – no brokers.

So there’s just a number of things that we can do with those branches that I think will be an easy opportunity once we convert them to the PNC platform.

John McDonald:	Okay, thanks. And one quick follow-up, if you can – the $1.07 that you talked about reporting next week, when we flip back to kind of the core reconciliation, will the core number look very similar to the $1.07?

Bill Demchak:	You know, John, I have a lawyer behind me with a gun to my head, and I’m not allowed to say anything other than we’ll give you full details next Wednesday.

John McDonald:	Okay, thanks.

Operator:	Thank you. Your next question comes from Tom McCandless of Deutsche Bank Securities.

Jim Rohr:	Good morning, Tom.

Thomas McCandless:	Good morning. Congratulations – a couple questions. Would you delve a little bit more into what you found on your due diligence with respect to quality loan portfolios or duration of the customer base? I’m sure you all went through a very thorough analysis. And then I have a few follow-up questions.

Jim Rohr:	One thing – I’ll comment on the customer base. The customer base has been there for years. It’s been remarkably stable. And that’s one of the reasons why we’re particularly interested in growing that customer base.

Let me turn it over to Bill Demchak to talk about the credit quality piece.

Bill Demchak:	Just due diligence in general, I guess we sent – what, Jim – 90 people down?

Jim Rohr:	Yes.

Bill Demchak:	So we did spend a good amount of time looking through various things down there. On credit, we went through a total of 102 credit files and 72% of the total DHE, and we didn’t come up with any risks that we thought were out of bounds relative to what we would do as a firm. It’s somewhat remarkable I suppose. But the credit profile, the balance sheet profile with respect to interest rates and the securities they own is very similar to what we have at PNC and didn’t cause us any concern.

Thomas McCandless:	The next question I have – just a clarification on the 30 branches – the real estate has already been purchased?

Joe Guyaux:	In some cases yes, and in some cases no. But I think the important thing – the preferred site locations have been identified, and we’re in various stages of either opening, building, securing land, securing permits.

Thomas McCandless:	Okay. Maybe another question that’s a little bit difficult to answer, and that’s sort of your assessment of middle management there, and whether or not they’re going to be up to the task to run as fast as you’re going to ask them to run.

Jim Rohr:	Well, we were impressed with a number of people that we met at Riggs, especially when we saw that the retail piece was moving ahead rapidly. But clearly, just the idea of adding a lot more products and a different platform and moving on to a different technology platform – we will be supplementing the management team there significantly with people from PNC and from outside the firm.

Thomas McCandless:	Last question – who from their Board will you be bringing to your platform? And specifically, will Tony T. be joining?

Jim Rohr:	We don’t expect any additional Board members as a result of this transaction.

Thomas McCandless:	Thank you. Congratulations.

Bill Callihan:	Thanks, Tom.

Jim Rohr:	Thanks, Tom.

Bill Callihan:	Next question.

Operator:	Thank you. Your next question comes from Jay Weintraub of KBW.

Jay Weintraub:	Good morning.

Jim Rohr:	Good morning.

Jay Weintraub:	A few questions – first of all, I’m assuming that you are buying the entire company, including all of its liabilities.

Jim Rohr:	Yes. All of the bids for the company were on that basis.

Jay Weintraub:	Okay. And could you give any more detail about the material adverse change clause that you have in your contract with Riggs? What outs do you have?

Jim Rohr:	We have some lawyers here to talk about that.

Drew Pfirrman:	Basically, if there’s a material adverse change to the company between now and the time we close the deal, you know, there’s a walk away.

Jay Weintraub:	Is there any definition as to what constitutes a material adverse change?

Drew Pfirrman:	It’s pretty much the standard definition that you see in most of these agreements. There’s also a material regulatory impairment provision that would also allow us to walk away.

Jim Rohr:	Material regulatory impairment provision is not always in every contract…

Drew Pfirrman:	Right.

Jim Rohr:	But it is in this one, obviously. So if items arise that we aren’t aware of, we have the opportunity to deal with those in another way.

Drew Pfirrman:	And there’s also a commitment that Riggs is on target to satisfy their action plan under the regulatory agreements.

Jay Weintraub:	Right.

Jim Rohr:	As well as a requirement for them to exit the businesses that we’ve identified – so there’s a number of things that have to be completed before we would close under these circumstances. Which I guess brings us back to – really what we’re acquiring is a regional bank franchise about $3 to $3 1/2 million in deposits, much like the United transaction in New Jersey.

Jay Weintraub:	Right. And that takes me to my last question, which is further to Nancy’s original question, which is exactly how many branches are there within the city limits of D.C., and how many total branches are there?

Joe Guyaux:	There’s 51 total branches, and I believe the number inside D.C. is about 37 or 38, Northern Virginia is 10, and Southern Maryland would be the remainder.

Jay Weintraub:	Okay. Thank you very much.

Bill Callihan:	Next question.

Operator:	Thank you. Your next question comes from John Kline of Sandler O’Neill.

John Kline:	Good morning.

Jim Rohr:	Good morning, John.

John Kline:	Two questions – the first is, I think, you know, one of the concerns about buying Riggs as an entire entity is that, you know, you close the deal and at some point down the road, you know, you’re stuck with, you know, civil monetary penalties or some sort of settlements with the government. I assume you’ve kind of gone through that pretty closely to make sure that doesn’t happen.

Jim Rohr:	There’s probably no bank that would be more sensitive of those issues than our own.

John Kline:	I know.

Jim Rohr:	And we have met with the regulators on a number of occasions to discuss this. And we’re comfortable with the items that we’ve identified and that have been identified so far. And frankly, the issues that were on the Hill that were reported in the paper yesterday were not surprises to us. As Bill said, we had 90 people doing due diligence.

That having been said, surprises can happen. And if they do, we believe that we’ve got the contract language in the material adverse change and the adverse regulatory burden and other items in the contract that will allow us to not acquire a burdensome or penalizing franchise. It was a great question.

Bill Demchak:	And that’s one of the reasons we pushed the closing out as far as we did.

John Kline:	Right. So I guess to, you know, maybe dummy it down a little bit for myself, you know, they’d have to have a clean bill of health as a condition to close – from the regulators?

Jim Rohr:	I would say – for the most part I would say that that’s true. I don’t know exactly how you define an absolutely clean bill of health. But we will be acquiring a clean company to the best of our knowledge.

John Kline:	Okay. And Bill, just a couple questions – I really like the IRR analysis that you did – just a few questions on it. I see that you have expense savings each year going out through 2009. Are those incremental that you have going on and kind of, you know, what’s the thinking behind that?

Bill Demchak:	This is – you know, it’s incremental, and it’s the net number because we keep investing it as well.

John Kline:	Right. And then I see that you’ve got – you know, your capital for asset expansion is a positive number. But it looks like you take capital up in 2007 and 8.

Bill Demchak:	Yes, it’s basically just solving to a 6% tangible. And since we’re running the balance sheet down at the start, as we move things out, we free up capital. And then we pursue the build plan, and we’ll need capital in there as we grow loans.

John Kline:	Okay. And the terminal value of 12 times, that doesn’t include that capital, does it? It’s basically the expense savings and the earnings contribution.

Bill Demchak:	Yes, it’s just the earnings contribution.

John Kline:	Okay, okay. All right. Great. Thanks.

Bill Callihan:	Next question please.

Operator:	Thank you. Your next question comes from Gerard Cassidy of RBC Capital Markets.

Jim Rohr:	Good morning, Gerard. How are you?

Gerard Cassidy:	Good, Jim. Thank you.

Getting back to your comment about the material regulatory impairment provision, could you guys give us an example of what that would be? Since the company’s already operating under a cease and desist order, what would have to be beyond that to have you guys, you know, possibly back away from a transaction?

Jim Rohr:	Well I think the most important thing to look at is simply the term that is used. It’s a burdensome regulatory environment. And, you know, if this came with a cease and desist order, I would consider that a burdensome regulatory environment. If it came with some other kind of agreement that would impair our ability to do business, you know, I would consider that, you know, something that we just don’t want to do. And I do think that we will be able, under the items that we’re aware of today, to be able to work through those issues.

Remember, in the final analysis this is a $3 1/2 billion bank after you sell the international and get rid of the embassy business. And most of the problems are in the embassy business and the international business. And to the extent that those go away, much of the problems that they’ve been involved with – Saudi Arabia and Equatorial Guinea – have already been exited I might add – you know, those issues go away. So it’s not like we’re trying to reinvent the wheel. But we’ve got to work hard at this to get – and they’re already working hard at it to deal with those issues as we speak.

Gerard Cassidy:	Second, in terms of their cease and desist order, obviously they’re working to comply with it. Are you guys permitted to assist with that or give them guidance if they don’t have the capability or the internal manpower to do it properly?

Jim Rohr:	They’re already working with Promontory Financial on that. They’ve hired a number of people themselves. So it’s an interesting process where they’re exiting a number of the relationships that turned out to be problematic so that the relationships they’re working on are shrinking. And their staff, to my knowledge, has grown to deal with the issue. And then Promontory Financial has been hired to work with them. And we will be working with Promontory as well to try and make sure that the issues are dealt with before the transaction closes.

Gerard Cassidy:	And finally, this company was obviously terribly managed, as evidenced by their efficiency ratio being well above 75%. Are you guys being conservative on your cost savings assumptions into this deal?

Jim Rohr:	You know, $82 million for a company like this is a lot of money. The [Gulfstream V jet] is being sold. The apartment in London is being sold. You’re right. There were a lot of expenses here. We’ve identified those, and we’ll work a lot harder to identify more. It was a culture – the company had a culture of not exactly being cost conscious.

Bill Demchak:	Yeah, I think, you know, remember that the $82 million is kind of what we’re going to take out after they get rid of all the international stuff so versus their (unintelligible)…

Gerard Cassidy:	Good point.

Bill Demchak:	…today, if you’re looking at their public disclosures, it’s a much larger number.

Gerard Cassidy:	Good point. All right. Thank you very much.

Bill Callihan:	Thank you. Next question please.

Operator:	Thank you. As a reminder, this is a conference call for investors. Per the usual protocol, questions will only be taken from investors. Your next question comes from James Agah of Millennium Partners.

James Agah:	Good morning, guys.

Jim Rohr:	Good morning.

James Agah:	I think it’s a very solid deal. I think it’s good for shareholders longer-term. I wanted to ask you about, Bill, if you could give us more detail on how the intangibles actually break down after you do all the adjustments.

Bill Demchak:	Yeah, let me see if I (unintelligible) through a schedule without leaving you with 200 line items.

James Agah:	Well did you say – maybe you could just reiterate – did you say that it was going to add another $500 or $600 million to goodwill when it’s all done?

Bill Demchak:	Yes, yes, that’s our assumption. And there’s – you know, so we have that. We have the core deposit intangible – basically is the two large ones.

James Agah:	Okay. And then going back to Tom McCandless’s questions about possibly bringing on someone on the Board, Jim, what’s the – I guess what’s your thinking in, you know, having Tony Terracciano possibly add to you guys? He’s obviously been a tremendous value creator through a number of – through the past several years – First Fidelity, Dime Bancorp, now Riggs. He’s a tremendous value creator. Why wouldn’t he be extremely additive from a shareholder value perspective to having him onboard?

Jim Rohr:	I think Tony is a great guy. I think he’s doing a great job. He’s been very valuable to banks that are in troubled situations. He’s turned around and sold a number of troubled banks and done a great job at that. He’s a very smart guy.

At this point, I get more letters about having too many directors rather than needing more. And we’re not in a troubled condition. So with all due respect to Tony, I think our Board is extraordinarily strong, and I think we’re in very good shape at this point.

Bill Callihan:	Next question please?

Operator:	Your next question comes from David Hilder of Bear Stearns.

David Hilder:	Good morning, gentlemen – a couple financial questions and then one on the regulatory approval process. Bill, I didn’t see a number for the CDI or for intangible amortization expense.

Bill Demchak:	Yes.

David Hilder:	Did I miss it, or can you talk about either of them?

Bill Demchak:	I can speak to – hang on one second. We’re just pulling the schedule out now.

The deposit intangible is $89.4. And the amortization of that is going to be nine years sum of the years digits, which basically comes in, if you look – throw some numbers at it – $18 million in the first year, 16 the second, dropping down to 14.

David Hilder:	Okay, great. And is there any provision for an adjustment to the purchase price based on the terms of the exit of the businesses that are being exited? For example, is Riggs selling the [Gulfstream V jet] and the London apartment now, or is that something that you do?

Bill Demchak:	By the time the deal closes, all of the sales of the international businesses will either be sold as business or run down, but all of that will be done and will be run through their books by the time we close at the end of the first quarter in ’05.

David Hilder:	Right. But any adjustment in case the financial consequences of that are different from what you expect today?

Bill Demchak:	No. I mean, there’s no adjustment in the contract. Conceivably, you know, we’re looking out six to nine months here with respect to our expectation of purchase price adjustments. We would expect, given the amount of work they’ve done unwinding that, that, you know, we’re comfortable with where we are and what our assumptions are.

David Hilder:	Okay. And then on the regulatory approval issue, Jim, I think you mentioned that you’ve had some conversations with the regulators. Have you gotten any indications from the regulators that they would welcome you as an owner of Riggs or anything else given your own dealings with regulators in the past?

Jim Rohr:	Let me answer two questions real quickly. In the contract, we have the approval to – in our contract we have the right to approve the sale contracts of the issues that we were just talking about. So we will be involved in that process.

But with regards to regulators, I would say yes, we’ve had conversations with regulators, and they were – we met with them just yesterday, as a matter of fact, with the OCC. And they were very pleased with the announcement. And we met with the Fed as well. And I think the regulators I would say are very pleased with our acquiring Riggs.

David Hilder:	Great. That’s helpful. Thank you very much.

Jim Rohr:	I think that’s probably an understatement, to be honest about it.

Bill Callihan:	Next question please.

Operator:	Your next question comes from Steve Wharton at Morgan Stanley.

Jim Rohr:	Good morning, Steve.

Steve Wharton:	Hello. Yes, I just had a quick follow-up on the IRR analysis you published.

Jim Rohr:	Yes.

Steve Wharton:	I noticed that the Riggs cash earnings contribution, you know, ramps up pretty substantially stand-alone in ’07 and ’08. And I know you’ve got some branch rollouts probably baked in there. But can you just give me a little bit more detail on where those numbers are coming from?

And then, of the branches that were planned, you know, what’s the time horizon for each of those for the rollout there?

Bill Demchak:	Yes, I don’t have a breakdown in front of me of the growth. But part of the thing that’s happening there – you have two effects. One is we’re bringing in basically the bankers to add loan products, small business banking, and home equity, and so forth. But the other thing is, as we go through this branch expansion, 10 of those branches actually, you know, have been planned for ’04. So the ramp – those things come on line as you get a couple years out, and you see the big ramp up in income.

Joe Guyaux:	I would just add on the branches, it’s right now being – it’s planned as 10, 10, and 10, the 30 over the next three years. So I don’t know if that answers your question or not.

Steve Wharton:	Yes. And do you have like an assumption on how fast those will break even, drive to profitability?

Joe Guyaux:	Yes. Typically, we’re running about – and it depends, obviously, on the branch and the size of the branch, and so on and so forth, but we typically look at it as, somewhere in the let’s say 18 to 30 month range.

Steve Wharton:	Okay. All right, thank you.

Bill Callihan:	Next question please.

Operator:	Your next question comes from Claire Percarpio of Janney.

Claire Percarpio:	Yes, hi. Jim, can you just go into this liability risk more for us? I still don’t understand. I’d like to hear more detail on how you can get comfortable that, you know, whatever liabilities Riggs faces are going to be contained or whatever by the time you close, because still these things can drag out. Is there anything that enables you to separate legal liability?

Jim Rohr:	I think the issue that Riggs is dealing with is relatively finite from what we can see. I mean, it’s – and you’ve seen the studies have already been done. Actually, one of the things that helps is that I was pleased that the report came out day before yesterday so that, you know, the issues, whether they’re on the Hill – the issues on the Hill are already being discussed at great detail as we speak. So those issues are underway. The Fed and the OCC obviously have fined the company $25 million, a record fine on that basis, so they’ve dealt with the firm that way. There might be something else, but clearly we have the ability to walk away, if that’s significant.

So with regard to the firm – there are other agencies I think that are obviously interested in this. And we’ll be asking them of their interest prior to closing as well. So I think that issue with regard to the firm is something that we can pursue fairly aggressively.

With regard to individuals, that’s an issue that really doesn’t involve us. So with regard to individuals, I really can’t comment. But with regard to the firm, we can pursue with regulators and with the authorities very aggressively – and we will – to make sure that those issues don’t come up after the closing date.

And we’re not going to rely on their policies and practices. I mean, we’ll merge the bank and convert their systems on the date of closing, so that subsequent to that, we will not be liable to – we will not be relying on anything that they’re involved in.

Claire Percarpio:	Well my concern is more – I don’t doubt that you can discuss with regulators and authorities. But, you know, are you at risk of liability from third parties to the corporation of Riggs down the road?

Jim Rohr:	We would be. But we would expect that those third parties would identify themselves prior to closing.

Claire Percarpio:	Okay, thanks.

Bill Callihan:	Next question?

Operator:	Thank you. Your next question comes from Ron Mandle of GEIC.

Ron Mandle:	Hi. I think we’ve beaten a lot of what I had in mind already. But it was on Page 14 of the Riggs earnings contribution before planned expansion, which is 21, 45, and 59. I assume from what was said a couple of questions ago that that is after the purchase accounting, the CDI amortization.

Bill Demchak:	Yes.

Ron Mandle:	Okay. And then the related question was how the numbers on this page relate to the numbers on Page 16 for the IRR on the, you know, line item Riggs cash earnings contribution? It wasn’t exactly clear how those two – how 14 and 16 relate in that regard, or maybe we should talk about that offline I guess. But I guess the question was that, you know, the first line on Page 14 still indicates a pretty low return on assets. But if you add back the CDI then it’s more reasonable.

Bill Demchak:	The ROA numbers are weak – you’re right – because of the intangibles. But the big difference between 14 and 16 is 16 the IRR’s a cash-based IRR and 14 is GAAP earnings. So it’s tough to reconcile with the amortization back in. But, you know, if you want, we can – you can get hold of Callihan, and he’ll take you through the reconciliation.

Ron Mandle:	Okay. That’ll be good. Thanks.

Bill Callihan:	Thanks, Ron. Next question?

Operator:	Thank you. Your next question comes from Denis Laplante of KBW.

Jim Rohr:	Hi, Denis.

Denis Laplante:	Thank you. Any impact on share repurchases on the part of PNC as a result of the transaction?

Bill Demchak:	Yes, there’ll be some. I mean clearly we’re spending cash, and we’re giving rise to goodwill in the transaction. You’ve heard the speech before, but we run the company as a function of our economic capital availability, which we think we still have excess on. But we’re also subject to regulatory ratios, which we think are – which are strong and will be strong after closure and rating agency ratios, which is largely driven by tangible equity. And that’s the one that has been under pressure and comes under pressure even more with this. So we like to hold that tangible number over 5%. And we would slow down our repurchase and make sure that we build up a buffer against that going forward.

Denis Laplante:	Okay. But the pace is likely to slow, say, over the next 12 months.

Bill Demchak:	Yes.

Denis Laplante:	Okay. Who’s actually going to run it? I know Joe’s going to be in charge of the integration. Who’s going to run the D.C. market?

Jim Rohr:	We haven’t made that decision yet, Denis. We’ve got a list of people, and we’ve got to spend more time with the Riggs management before we make that announcement.

Denis Laplante:	Okay. And the last question and not to beat the legal issues to death here, but related to the non-banking, non-safety and soundness kind of issues – you know, I guess I’m going down a path of criminal-civil claims – what kind of indemnifications do you have on that that could, you know, come up late in the process?

Jim Rohr:	With regards to the firm?

Denis Laplante:	Right – you know, relating to Riggs, either the performance of individuals or to the firm, given that you’re buying the whole company, that you still could be subject to.

Jim Rohr:	I think the…

Drew Pfirrman:	The indemnities are pretty standard, you know, under Delaware law that the company gives and that we would inherit. But they wouldn’t include indemnifying people for criminal acts or for defense of criminal actions.

Denis Laplante:	And maybe the last question – on the discontinued businesses, what are the expenses related to (unintelligible)…?

Jim Rohr:	Hang on a second. We’re also not – we’re prohibited by bank law for reimbursing individuals for civil penalties. So we can’t – we’re not liable for – I mean, we’re getting very technical here, and obviously we’ve been a little technical with regard to this. We would be responsible for legal bills for individuals who had civil penalties. We are not allowed to pay their penalties. And secondly, with regard to criminal activity, we’re not even allowed to pay their legal bills. So that’s a different – and never mind their fees or fines, so, you know, we’ve been through it in some detail.

Drew Pfirrman:	And there’s some nuances. We might in the first instance have to advance legal defense fees that we’d be able to recover later.

Denis Laplante:	Okay, thank you. On the expenses discontinued businesses…

Jim Rohr:	Yes?

Denis Laplante:	…you know, what do they account for at Riggs in rough numbers?

Bill Callihan:	We can get that for you, Denis. I don’t (unintelligible)…

Denis Laplante:	That’s great. Thank you.

Bill Callihan:	I’ll call you back.

Bill Demchak:	It’s segmented out.

Denis Laplante:	Okay, thank you.

Jim Rohr:	Thank you.

Bill Callihan:	Next question please.

Operator:	Your next question comes from Matt Burnell of Merrill Lynch.

Jim Rohr:	Hi, Matt.

Matt Burnell:	Good morning. Thanks very much. Most of my questions have already been asked and answered. But I guess I wanted to circle back on the issue of tangible capital and your ratios following the closing of this transaction assuming everything works out the way you expect it with the $5 or $600 million of goodwill.

And then I guess the secondary question is the status of your conversations with the rating agencies about the company following the closing of the deal.

Bill Demchak:	Yes. Let me answer the second question first. We maintain close contact with the rating agencies and have discussed the possibility of a deal like this. We’ve talked to them about this deal. We expect that they’ll affirm us, at some point today or early next week, and part of that, by the way, is that they recognize that we recognize that tangible capital counts, so we focus on it.

The actual – we haven’t put forth our assumptions on pro forma tangible numbers out into ’05 when we close. But there is a buffer there now. And it’s there as an aside partly due to the growth we have seen and expect to continue to see in C&I loans and consumer loans. You know, at the end of the day, using capital on our balance sheet in intelligent loans is a good thing. And we’re starting to see that come back.

Matt Burnell:	Okay. So in terms of the leverage ratio, which was about 7.70 at the end of the first quarter, can you give us a sense of sort of directionally how far that might go down at a year later, or is that looking…?

Bill Demchak:	Not leverage because personally it’s above the regulatory minimums and it’ll stay there. That’s not one we focus on. It’s not really risk-affected. The tangible will be and will remain above five all the way through closing.

Matt Barnell:	Okay, great. Thank you very much.

Bill Callihan:	Next question please.

Operator:	Your next question comes from John McDonald of Banc of America Securities.

Jim Rohr:	Hi, John.

John McDonald:	Hi – quick follow-up. I think the idea of the revenue synergies sounds reasonable like you suggested. Did you give us an idea of the magnitude of what you put into your numbers for revenue synergies?

Bill Demchak:	We did not give you that.

John McDonald:	Can you?

Bill Demchak:	Part of the issue – sorry, you want to give a…?

Joe Guyaux:	Well what I was going to say is what we could give you is we have looked at what Riggs was forecasting to grow at relative to what we would on a combined basis. And I could give you some indication of that. That would be the…

Bill Demchak:	Well part of the issue we face – and I’m hesitant to put numbers out – when we planned for this, John, the basic issue was we said what could we make and what would we have to invest across this sort of core franchise. And it became difficult to see what was a revenue synergy in our plan versus what they would otherwise plan as they were going through their own branch building strategy. So in effect, what you’re really seeing in the IRR calculation is basically what do you get if you run this bank the right way and put the right resources behind it. And we didn’t really try to – and frankly couldn’t – break apart their own growth strategies from what we would then supercharge it with.

Joe Guyaux:	An example of that might have been we would have looked at their forecasted loan growth number and then we have a lot of additional loan products. We ended up in a situation where our loan growth number would have been two to three times theirs just by the addition of our products to their customer base.

Bill Demchak:	Yes, and you say, well how can you do that? One of the things Jim talked about, business banking, their business banking loans, to the extent they come across them today, they basically front for a West Coast bank and send the business banking loans to a West Coast bank who’s not going to get those anymore. There’s a lot of opportunity. And at the end of the day, we put together a business plan for the collective haul and sort of modeled it that way.

John McDonald:	Okay, great. Thanks.

Bill Callihan:	Next question?

Operator:	Your next question comes from Jed Nussdorf of Force Capital.

Jed Nussdorf:	Hi. I was – a couple quick questions for you about the cost saves. When I look at the last deal – the United deal – that you did, it had an efficiency ratio when you bought it of about 64. And you said you were going to save 38% of the cost, and you actually went further than that. If you’re looking at this bank today, it has a significantly higher efficiency ratio, even understanding the fact that they’re going to take out some costs before you buy it. And you’re still saying you’re only going to get sort of 34% cost saves. I just want to understand why that number’s not materially higher and why you don’t think you can drive significantly more efficiencies out of Riggs.

Bill Demchak:	Without breaking the segments out, what the ratio would be after you exited the international business and then said what can you save on the consumer franchise we’re buying, I guess the simple answer is, we’ve put a number in there that we know is achievable. We’re going to try like hell to beat it, once we get in and see what they’re actually doing day to day. So maybe we can.

But I think part of the answer to your question lies in the fact that their efficiency ratio as an overall firm was really hammered by the international business. And you need to kind of rip that out before you see what you can take out of the rest.

Jed Nussdorf:	And Joe, let me just ask a quick follow-up here, which is given that the ROAs in PNC, as, you know, it’s currently kind of in the mid 1.40 or 1.50 type of range, do you think that you can get Riggs to a sort of run rate ROA number approaching that of the existing PNC franchise? And how long would that take?

Bill Demchak:	That’s certainly the plan. And look through a schedule here. If you back out the CDI and goodwill numbers, we get them close sort of end of year ’07, early ’08.

Jed Nussdorf:	You’re at your current ROA for the Washington franchise?

Bill Demchak:	Yes.

Jed Nussdorf:	Okay. Great. Thanks very much, guys.

Bill Callihan:	Next question?

Operator:	Your next question comes from Tom McCandless of Deutsche Bank Securities.

Jim Rohr:	Hi, Tom.

Tom McCandless:	This has sort of been danced around a little bit here already, just looking for a little bit more specificity. This may be for Bill to check. The numbers you said on Slide 12 with respect to the balance sheet items for Riggs pro forma, could you share with us the efficiency ratio that would go with that, the ROA? I assume the $21 million on Page 14 is already sort of an earning after you’ve gotten your hands on for nine months. So what kind of ROA are you buying? What kind of efficiency ratio are you buying? What kind of reserve to loan ratio is attached to this?

Bill Demchak:	Tom, that’s more detail than we’re going to dig into on the call. Clearly we’ve, you know, built a model with all of those various inputs. But at the end of the day, what we’re trying to do is get the Washington franchise to be at least as good as what we have with the rest of the PNC footprint with respect to efficiency ROA and hopefully higher growth. And we think we get there as we sort of run into ’08. But there’s a build-out. There’s the amortization of the intangibles that affect that.

Tom McCandless:	I understand that. I’m just kind of looking for a starting point.

Bill Callihan:	We could try to help you later, Tom, because that’s all public. We could take their segment information and try to do that for you. Okay?

Tom McCandless:	Terrific. Thanks.

Bill Callihan:	Okay. Next question please.

Operator:	Your next question comes from Gerard Cassidy of RBC Markets.

Jim Rohr:	Yes, Gerard?

Gerard Cassidy:	Thank you. What are you guys expecting for personnel turnover at Riggs? Obviously there will be a bunch of people let go when they exit the embassy and the international businesses? But wouldn’t you take a look at the pro forma when you guys close the deal? What kind of turnover are you expecting as a result of the acquisition?

Jim Rohr:	It’s hard to put a number on that. There will be a very significant turnover. A number of the people will be exited along with the international and the embassy business. Some of those people might be redeployed into other jobs within the company. So we have that. And then when we consolidate the operations onto our platform, there’s a number of efficiencies. It may be as high as 50% that we’re shooting for.

Gerard Cassidy:	Thank you.

Bill Callihan:	Operator, we’re going to – we’re getting close to an hour here – we’re going to take one or two more questions. So can we have the next question please?

Operator:	Yes, sir. Your next question comes from Frank Strezzo of DeepHaven Capital.

Frank Strezzo:	Good morning.

Jim Rohr:	Good morning.

Frank Strezzo:	Sorry. I just had a little phone problem. First of all, congratulations. Good morning, everybody.

I just wanted to clarify some of the terms for the transaction. Can you give me the amount of cash per share, the stock ratio, and so forth, just so I have those clear? I’m trying to back into them.

Jim Yahner:	There’s two buckets. Obviously, we set the cash amount approximately $320 million, and we set the number of shares at 7 1/2 million. The actual exchange ratio, I don’t have that with me.

Frank Strezzo:	Okay. And in terms of the stock consideration, is there a collar on that?

Jim Yahner:	No.

Bill Demchak:	There’s no collar.

Frank Strezzo:	There is no collar.

And shareholders have the election to either get all cash or all stock. What happens if you don’t elect?

Jim Yahner:	It’s pro rata.

Bill Callihan:	You get the remainder pro rata.

Frank Strezzo:	You get the remainder?

Jim Yahner:	Yes.

Bill Demchak:	We’re basically going to do this the same way we did the past United deal with the absence of the collar.

Frank Strezzo:	I’m sorry – past United?

Bill Demchak:	The recently completed United acquisition.

Frank Strazzo:	Oh sorry, okay.

Bill Demchak:	It’s basically the same mechanics without the collar on it.

Frank Strezzo:	Okay. Is there a termination fee on this?

Jim Rohr:	Yes, there is. It’s around $30 million.

Frank Strezzo:	Thirty million – and is that one-sided or…?

Jim Rohr:	Yes.

Frank Strezzo:	And in terms of dividends, can we expect Riggs to continue paying its dividends as it historically has?

Jim Rohr:	I don’t think we can comment on the Riggs dividend.

Frank Strezzo:	Okay. And then actually just, you know, in thinking about the company going forward post-merger, can you give me a sense of, you know, do you anticipate any changes in how you finance the business and take advantage of PNC’s greater financing capabilities?

Jim Rohr:	I don’t think so. I think the balance sheet is what it is. And this would simply be a deposits merged into the PNC (unintelligible)…

Bill Demchak:	Yes, at the end of the day it won’t have any effect or a tiny effect on PNC. But we would obviously look to lower the cost and retire some of their trust preferred that they have outstanding once the call dates come up and some other things. So it’s kind of a rounding error relative to PNC’s higher position.

Bill Callihan:	Okay?

Frank Strezzo:	Okay. Thank you very much.

Bill Callihan:	And I think this will be our last question. So operator, do you want to do that?

Operator:	Yes, sir. Your last question comes from Jay Weintraub of KBW.

Jim Rohr:	Good morning.

Jay Weintraub:	Hello again. Thank you. As a follow-up, am I correct in assuming that there’s nothing in the agreement that would alter the price should there be a further settlement between now and the closing; in other words, if Riggs has to make a payment of X, the price would still be the price?

Jim Rohr:	That depends on…

Jay Weintraub:	If it were not a material adverse change.

Jim Rohr:	If it’s not a material adverse change.

Jay Weintraub:	Okay. All right. Thank you.

Bill Callihan:	Okay. This’ll conclude the call. We thank you all for joining us this morning. And as always, we’ll be available to take your questions, if we can help you out in the IR Group. Thank you.

Jim Rohr:	Thank you.

Bill Demchak:	Thanks.